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                                                                     Exhibit 5.1



                            THE J. M. SMUCKER COMPANY
                                 Strawberry Lane
                            Orrville, Ohio 44667-0280
                                 (330) 682-3000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                  I am Vice President-- Finance and Administration, Secretary, and General Counsel of The J. M. Smucker Company, an Ohio corporation (the "Company").

                  This opinion is being furnished in connection with the Registration Statement on Form S-4, as it may be amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") on March 22, 2002, pursuant to the Securities Act of 1933, as amended (the "Securities Act").

                  The Registration Statement relates to the proposed issuance by the Company of up to 49,370,000 Company common shares, without par value (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of October 9, 2001, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 30, 2001 (as amended, the "Merger Agreement"), by and among the Company, The Procter & Gamble Company, an Ohio corporation ("P&G"), and The Procter & Gamble Ohio Brands Company, an Ohio corporation and wholly owned subsidiary of P&G ("P&G Ohio").

                  The Merger Agreement provides for the merger (the "Merger") of P&G Ohio with and into the Company, with the Company continuing as the surviving corporation. The Registration Statement includes an information statement-prospectus (the "Information Statement-Prospectus") to be furnished to the shareholders of P&G in connection with the transactions contemplated by the Merger Agreement.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to the Registration Statement.

                  In connection with rendering this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement (including the Information Statement-Prospectus); (ii) the Amended Articles of Incorporation of the Company, as amended to the date hereof and as will be amended as of the effective date of the Merger; (iii) the Regulations of the Company, as amended to the date hereof; (iv) the Merger Agreement; (v) resolutions of the Board of Directors of the Company relating to the transactions contemplated by the Merger Agreement and the Registration Statement; (vi) specimen certificates of the Shares; and (vii) such other certificates, instruments, and documents as I considered necessary or appropriate for the purpose of this opinion.


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                  In my examination, I have assumed the genuineness of all
signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder. I also have assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

                  For purposes of this opinion, I have assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Company's shareholders shall have approved the Merger at the Company's special meeting called for such approval; (iii) the Company's board of directors shall not have changed its recommendation that the Company's shareholders vote for the Merger;
(iv) a Certificate of Merger will have been duly filed with the Secretary of State of the State of Ohio; (v) the certificates representing the Shares will have been duly executed by an authorized officer of the transfer agent for the Shares, will have been registered by the registrar for the Shares, and will conform to the specimen thereof examined by me, and (vi) the Shares to be transferred by book entry will have been appropriately and effectively so transferred.

                  I am admitted to the Bar of the State of Ohio, and I do not express any opinion as to the law of any jurisdiction except for the laws of the State of Ohio, including all statutory provisions of Chapter 1701 of the Ohio Revised Code (often referred to as the Ohio General Corporation Law), the Ohio Constitution as it relates to this opinion, and all judicial decisions interpreting the foregoing.

                  Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and non-assessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my name under the caption "Legal Matters" in the Information Statement-Prospectus forming a part of the Registration Statement. In giving this consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Steven J. Ellcessor

                                        Steven J. Ellcessor, Esq.